EXHIBIT 99.1

LHC Group Announces Earnings Per Diluted Share of $0.44 for First Quarter 2016, Up 12.8% From First Quarter 2015

Affirms Established Financial Guidance for Fiscal 2016

LAFAYETTE, La., May 04, 2016 (GLOBE NEWSWIRE) -- LHC Group, Inc. (NASDAQ:LHCG) today announced its financial results for the three months ended March 31, 2016.

Financial Results for the First Quarter

  Net service revenue increased 15.3% to $222.6 million for the first quarter of 2016 compared with $193.1 million for the first quarter of 2015.
  Net income attributable to LHC Group for the first quarter of 2016 grew 12.9% to $7.7 million compared with $6.8 million for the same period in 2015.
  Net income attributable to LHC Group per diluted share increased 12.8% to $0.44 for the first quarter of 2016 from $0.39 for the first quarter last year.
  Total comparable-quarter growth in admissions for all service lines was 10.7%.
  Total comparable-quarter organic growth in home health admissions was 7.2%.

“We are pleased with our financial results for the first quarter of 2016, which included the impact of previously discussed Medicare reimbursement changes that we estimate reduced revenue by $1.5 million for the quarter and earnings per diluted share by $0.05,” remarked Keith G. Myers, LHC Group’s chairman and CEO. “We attribute the 15.3% increase in net service revenue primarily to a relatively balanced contribution from organic revenue growth and acquisitions.”

Organic revenue for home health services increased 8.1% for the quarter from the first quarter of 2015. This growth was primarily driven by a 7.2% increase in total new admissions for the quarter, as well as improved reimbursement reflecting increased acuity in the Company’s case mix. Net service revenue also benefited from a full quarter of operations for the seven acquisitions completed in 2015. For the first quarter of 2016, LHC Group acquired two home health locations and opened a de novo location. The Company also acquired six hospice locations, four of which were acquired in the purchase of Heartlite Hospice in March 2016.

With revenue growth generating additional operating leverage, combined with continuous cost control efforts, LHC Group achieved a 90 basis-point improvement in general and administrative expenses as a percent of revenue to 29.8% for the first quarter of 2016 compared with the first quarter last year.  For the quarter, this improvement was more than offset by a 160 basis-point reduction in gross margin, primarily due to higher expenses related to acquisition integration and to the increased costs of providing care for a higher-acuity case mix.

Mr. Myers added, “Looking forward, we expect increased admission volume and patient acuity to have a further positive net impact on our organic growth rate, as payors and health systems shift patients in need of non-acute care from more intensive and expensive clinical settings. Consistent with this expectation, we were pleased to announce our 66th joint venture with hospitals and health systems in early April. Our new joint venture is with Northern Arizona Healthcare (NAH), the largest healthcare organization in a region encompassing more than 700,000 people. NAH has more than 3,000 doctors and staff providing comprehensive healthcare services through a variety of venues anchored by two major medical centers in Flagstaff and Verde Valley. Through the joint venture, we are operating, and have become the majority owner of, NAH’s two home health agencies and one hospice agency. In addition to providing us our first partnership in Arizona and the Southwest, this latest joint venture further validates our ongoing work to be a leading partner of choice for health systems and payors as they seek to improve their patients’ non-acute care.

“We also expect to continue executing on our robust corporate development pipeline, which produced five transactions in the first quarter – two acquisitions and three joint ventures – that include service lines producing an aggregate of $15.4 million in trailing 12 months revenue. With LHC Group’s trailing 12 months cash flow from operations of over $50 million at March 31, 2016, and current availability under our credit agreement of $123.2 million, we remain confident of funding our growth plans for 2016.”

Mr. Myers concluded, “We recognize and thank our team for their hard and selfless work to provide high quality care to our patients. Their commitment and the results they produce fundamentally support our continued belief that LHG Group is well positioned to leverage attractive market dynamics through our proven organic growth and acquisition strategies.  We are confident that strong execution of these strategies will drive further long-term profitable growth and increased shareholder value.”

FY 2016 Guidance
LHC Group today affirmed its fiscal year 2016 guidance for net service revenue to be in an expected range of $870 million to $890 million, and fully diluted earnings per share to be in an expected range of $1.90 to $2.00. This guidance includes:

(1)  the negative impact from the Medicare Home Health Prospective Payment System for 2016, which is expected to have an approximate 2% impact, or $9.5 million reduction to Medicare Home Health revenue and $0.32 reduction in fully diluted earnings per share for 2016; and
(2) the negative impact from the Medicare Long-Term Care Hospital (LTCH) Prospective Payment System (PPS), which establishes two different types of LTCH PPS payment rates depending on whether the patient meets certain clinical criteria: the LTCH PPS standard Federal payment rate and a new LTCH PPS site neutral payment rate comparable to the IPPS payment rates. The effect from the LTCH PPS is a 4.9% impact, or an expected $3.6 million reduction to Medicare LTCH revenue or $0.06 net reduction in fully diluted earnings per share for 2016 after implementation strategies.

The Company’s financial guidance does not take into account the impact of other future reimbursement changes, if any, future acquisitions, if made, de novo locations, if opened, or future legal expenses, if necessary.

Conference Call
LHC Group will host a conference call on Thursday, May 5, 2016, at 11:00 a.m. Eastern time to discuss its first quarter 2016 results. The toll-free number to call for this interactive teleconference is (866) 393‑1608 (international callers should call (973) 890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, May 12, 2016, by dialing (855) 859‑2056 (international callers should call (404) 537-3406) and entering confirmation number 83060861. A live broadcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCgroup.com. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group, Inc.
LHC Group, Inc. is a national provider of non-acute healthcare services, providing quality, cost-effective healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of healthcare services through home health, hospice, community‑based services agencies and long-term acute care hospitals (LTACHs).  At March 31, 2016, LHC Group operated 284 home health services locations, 61 hospice locations, 11 community-based service locations and six LTACHs with eight locations.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2016	Dec. 31, 2015
ASSETS
Current assets:
Cash	$5,593	$6,139
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $28,617 and $26,712, respectively	117,761	110,350
Other receivables	2,507	2,093
Amounts due from governmental entities	964	1,081
Total receivables, net	121,232	113,524
Prepaid income taxes	1,575	1,949
Prepaid expenses	10,519	10,833
Other current assets	6,265	5,835
Receivable due from insurance carrier	–	550
Total current assets	145,184	138,830
Property, building and equipment, net of accumulated depreciation of $41,017 and $38,907, respectively	38,191	38,096
Goodwill	296,240	290,694
Intangible assets, net of accumulated amortization of $9,097 and $8,496, respectively	100,863	96,405
Other assets	2,375	2,029
Total assets	$582,853	$566,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$24,912	$24,586
Salaries, wages and benefits payable	39,506	28,098
Self-insurance reserve	11,109	9,636
Current portion of long-term debt	243	241
Amounts due to governmental entities	4,729	7,055
Legal settlement payable	–	550
Total current liabilities	80,499	70,166
Deferred income taxes	23,605	23,729
Income tax payable	3,415	3,415
Revolving credit facility	96,000	98,000
Long-term debt, less current portion	485	543
Total liabilities	204,004	195,853
Noncontrolling interest – redeemable	12,463	12,408
Stockholders’ equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 22,370,384 and 22,224,423 shares issued in 2016 and 2015, respectively	224	222
Treasury stock – 4,814,522 and 4,776,560 shares at cost, respectively	(38,560)	(37,139)
Additional paid-in capital	115,654	113,793
Retained earnings	285,392	277,706
Total LHC Group, Inc. stockholders’ equity	362,710	354,582
Noncontrolling interest – non-redeemable	3,676	3,211
Total stockholders’ equity	366,386	357,793
Total liabilities and stockholders’ equity	$582,853	$566,054

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net service revenue	$222,552	$193,079
Cost of service revenue	135,601	114,426
Gross margin	86,951	78,653
Provision for bad debts	4,601	5,259
General and administrative expenses	66,240	59,298
Operating income	16,110	14,096
Interest expense	(885)	(545)
Income before income taxes and noncontrolling interest	15,225	13,551
Income tax expense	5,342	4,729
Net income	9,883	8,822
Less net income attributable to noncontrolling interests	2,197	2,017
Net income attributable to LHC Group, Inc.’s common stockholders	$7,686	$6,805

Earnings per share – basic and diluted:
Net income attributable to LHC Group, Inc.’s common stockholders	$0.44	$0.39

Weighted average shares outstanding:
Basic	17,485,766	17,322,791
Diluted	17,633,549	17,489,483

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities
Net income	$9,883	$8,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,948	2,716
Provision for bad debts	4,601	5,259
Stock-based compensation expense	982	991
Deferred income taxes	(124)	(183)
Impairment of intangibles and other	–	79
Loss on disposal of assets	204	284
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(12,446)	(7,026)
Prepaid expenses and other assets	(162)	(2,549)
Prepaid income taxes	374	2,478
Accounts payable and accrued expenses	13,110	10,624
Net amounts due to/from governmental entities	(2,209)	1,109
Net cash provided by operating activities	17,161	22,604

Investing activities
Purchases of property, building and equipment	(2,622)	(2,958)
Cash paid for acquisitions, primarily goodwill and intangible assets	(10,577)	(567)
Other	273	–
Net cash used in investing activities	(12,926)	(3,525)

Financing activities
Proceeds from line of credit	4,000	-
Payments on line of credit	(6,000)	(13,000)
Proceeds from employee stock purchase plan	230	210
Payments on debt	(56)	(57)
Noncontrolling interest distributions	(2,185)	(2,242)
Excess tax benefits from vesting of stock awards	651	642
Withholding taxes paid on stock-based compensation	(1,421)	(1,122)
Net cash used in financing activities	(4,781)	(15,569)
Change in cash	(546)	3,510
Cash at beginning of period	6,139	531
Cash at end of period	$5,593	$4,041

Supplemental disclosures of cash flow information
Interest paid	$749	$447
Income taxes paid	$4,466	$1,787

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2016
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$161,387	$30,824	$10,443	$19,898	$222,552
Cost of service revenue	96,712	19,627	7,727	11,535	135,601
Provision for bad debts	3,455	775	82	289	4,601
General and administrative expenses	49,558	8,990	2,079	5,613	66,240
Operating income	11,662	1,432	555	2,461	16,110
Interest expense	(678)	(91)	(41)	(75)	(885)
Income before income taxes and noncontrolling interest	10,984	1,341	514	2,386	15,225
Income tax expense	3,850	420	228	844	5,342
Net income	7,134	921	286	1,542	9,883
Less net income attributable to noncontrolling interests	1,594	317	(43)	329	2,197
Net income attributable to LHC Group, Inc.’s common stockholders	$5,540	$604	$329	$1,213	$7,686
Total assets	$400,924	$111,308	$33,133	$37,488	$582,853

	Three Months Ended March 31, 2015
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$146,592	$16,851	$9,773	$19,863	$193,079
Cost of service revenue	85,546	10,099	6,900	11,881	114,426
Provision for bad debts	4,476	347	180	256	5,259
General and administrative expenses	46,454	4,888	2,217	5,739	59,298
Operating income	10,116	1,517	476	1,987	14,096
Interest expense	(430)	(60)	(6)	(49)	(545)
Income before income taxes and noncontrolling interest	9,686	1,457	470	1,938	13,551
Income tax expense	3,657	620	45	407	4,729
Net income	6,029	837	425	1,531	8,822
Less net income attributable to noncontrolling interests	1,521	246	(20)	270	2,017
Net income attributable to LHC Group, Inc.’s common stockholders	$4,508	$591	$445	$1,261	$6,805
Total assets	$385,653	$34,019	$32,971	$38,321	$490,964

LHC GROUP, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(Unaudited)
	Three Months Ended March 31,
	2016	2015
Key Data:
Home-Health Services:
Home Health
Locations	284	272
Acquired	2	1
De novo	1	2
Divested/Consolidated	2	3
Total new admissions	39,124	35,965
Medicare new admissions	26,136	24,875
Average daily census	38,218	36,450
Average Medicare daily census	28,246	27,235
Medicare completed and billed episodes	48,486	46,684
Average Medicare case mix for completed and billed Medicare episodes	1.03	0.97
Average reimbursement per completed and billed Medicare episodes	$2,551	$2,463
Total visits	1,126,834	990,135
Total Medicare visits	829,267	741,850
Average visits per completed and billed Medicare episodes	17.1	15.9
Organic growth:(1)
Net revenue	8.1%	4.5%
Net Medicare revenue	5.3%	2.9%
Total new admissions	7.2%	6.2%
Medicare new admissions	3.3%	6.5%
Average daily census	2.8%	0.8%
Average Medicare daily census	1.4%	(0.5)%
Medicare completed and billed episodes	1.9%	0.3%

Community-Based Services:
Locations	11	14
Acquired	0	1
De novo	0	0
Divested/Consolidated	2	0
Average daily census	1,372	1,262
Billable hours	304,487	294,016
Revenue per billable hour	$34.30	$33.24

Hospice-Based Services:
Locations	61	38
Acquired	6	0
De novo	0	0
Divested/Consolidated	1	0
Admissions	2,463	1,481
Average daily census	2,425	1,357
Patient days	220,694	122,179
Average revenue per patient day	$140	$138

Facility-Based Services:
Long-term Acute Care
Locations	8	8
Patient days	15,537	16,162
Average revenue per patient day	$1,211	$1,187

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.

Contact:
Eric Elliott
Senior Vice President of Finance
(337) 233-1307
eric.elliott@lhcgroup.com